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                                   Exhibit B(11)



                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 27, 1998, relating to the financial statements and financial highlights of Northwestern Mutual Series Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Condensed Financial Information" in such Prospectus and to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information.










PRICE WATERHOUSE LLP


Milwaukee, Wisconsin
April 28, 1998